SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Apollo Resources International, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-25873	84-1431425
(State or other	(SEC File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation or
organization)

3001 Knox Street, Suite 403, Dallas, Texas 75205
(Address of Principal Executive Offices) (Zip Code)

Apollo Resources International, Inc. Second Amended 2005 Stock Option and Award Plan
(Full title of Plan)

Dennis McLaughlin
3001 Knox Street, Suite 407, Dallas, Texas 75205
(Name and address of agent for service)

(214) 389-9800
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	7,000,000	$0.59	$4,130,000	$486.10

(1)  This Registration Statement on Form S-8 covers 7,000,000 shares of common stock of Apollo Resources International, Inc. which may be issued pursuant to the Apollo Resources International, Inc. Second Amended 2005 Stock Option and Award Plan (the “Plan”). The contents of the Form S-8 filed on February 22, 2005, file number 333-122943 are incorporated herein by reference.

(2)  Offering prices per share of the 7,000,000 shares authorized under the Plan are calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices of Apollo Resources International, Inc. common stock on June 29, 2005 as reported on the Over-the-Counter (OTC) Bulletin Board.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until our offering is completed:

(1)  Form 10-KSB filed April 18, 2005

(2)  Form 10-QSB filed May 24, 2005

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Kit Chambers

Apollo Resources International, Inc.

3001 Knox Street, Suite 407

Dallas, Texas 75205

214.389.9800

All documents subsequently filed by Apollo Resources International, Inc. pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing such documents.

Item 4. Description of Securities.

The Company is authorized to issue 150,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”).  The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders.  Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company’s articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders’ meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities.  The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders.  The issuance of such shares would reduce the percentage ownership held by persons purchasing Common Stock in this offering and may dilute the book value of the then existing shareholders.

Registrar and Transfer Agent

The registrar and transfer agent of the Company’s securities is Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111, (801) 355-5740.

Item 5. Interests of Named Experts and Counsel.

Except as otherwise disclosed herein, no other expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries.  In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

Item 8. Exhibits.

Exhibits.

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of Regulation S-K.

	SEC
Exhibit	Reference
No.	No.	Description	Location

4.01	4	Apollo Resources International, Inc. Second Amended 2005 Stock Option and Award Plan	This filing

5.01	5	Opinion of Scheef & Stone, LLP	This Filing

23.01	23	Consent of Scheef & Stone, LLP (included in its opinion filed as Exhibit 5.01)	Exhibit 5.01

23.02	23	Consent of Chisholm, Bierwolf & Nilson	This Filing

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, this 29th day of June 2005.

Apollo Resources International, Inc.
By	/s/ Dennis McLaughlin
Dennis McLaughlin, CEO

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed below by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/Dennis McLaughlin	Dennis McLaughlin, Director	June 29, 2005

/s/Kit Chambers	Kit Chambers, Director	June 29, 2005

/s/J. Mark Ariail	J. Mark Ariail, Director	June 29, 2005